                                                            EXHIBIT (c)(9)


                                OPTION AGREEMENT

                     OPTION AGREEMENT, dated as of May [ ], 1997 (this "Agreement"), by and between Steven L. Foster ("Foster"), The Foster Family Trust (the "Trust"), Kevin Troy ("Troy", and together with Foster and the Trust, the "Grantors"), Jillian's Billiard Club, Inc., a Massachusetts corporation ("Jillian's Boston"), and Jillian's Entertainment Corporation, a Florida corporation ("Grantee").

                     WHEREAS, concurrently with the execution of this Agreement, Jillian's Entertainment Holdings, Inc. ("Holdings"), a Delaware corporation, Jillian's Entertainment Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Holdings ("Sub"), and Grantee have entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby, upon the filing of Articles of Merger with the Department of State of Florida (the "Effective Time"), Sub will merge with and into Grantee with Grantee becoming a wholly owned subsidiary of Holdings (the "Merger");

                     WHEREAS, as a condition and inducement to Holdings' execution of the Merger Agreement, Holdings and Grantee have requested that the Grantors agree, and the Grantors have agreed, to grant Grantee the Option (as defined below); and

                     WHEREAS, as a condition and inducement to Holdings' execution of the Merger Agreement, Holdings and Grantee have requested that Jillian's Boston agree, and Jillian's Boston has agreed, to execute this Agreement and to perform its obligations hereunder;

                     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, in the Merger Agreement and in the License Agreement dated as of May
[ ], 1997 by and between Grantee and Jillian's Boston (the "License Agreement"), and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                     1. Grant of Option; Purchase Price. (a) Subject to the terms and conditions set forth herein, each of the Grantors hereby grants to Grantee an irrevocable option (the "Option") to purchase all, but not less



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than all, of the shares of common stock, no par value, of Jillian's Boston set forth opposite such Grantor's name on Schedule 1 hereto (collectively, the "Option Shares") for an aggregate cash purchase price (the "Purchase Price") as set forth below; such Option Shares being all of the issued and outstanding equity securities of Jillian's Boston.

                           (b)        The aggregate Purchase Price for the
Option Shares shall be, 6.0 times Jillian's Boston's trailing 12-month EBITDA (as defined below), valued on a debt-free basis, subject to adjustment as set forth below. In the event that the exercise of the Option occurs in connection with an initial public offering of the common stock of Holdings, Grantee or any subsidiary of Grantee (the "IPO Common Stock"), then the aggregate Purchase Price shall be: (i) adjusted to 6.5 times Jillian's Boston's trailing 12-month EBITDA, valued on a debt-free basis, if the initial public offering price of the IPO Common Stock is at least 10.0 times the issuer's prospective 12-month EBITDA as reflected in the latest issuer projections furnished to the underwriters prior to the offering (the "Issuer's Prospective 12-month EBITDA") and less than 11.0 times the Issuer's Prospective 12-month EBITDA or (ii) adjusted to 7.0 times Jillian's Boston's trailing 12-month EBITDA, valued on a debt-free basis, if the initial public offering price of the IPO Common Stock is at least 11.0 times the Issuer's Prospective 12-month EBITDA. In the event that there is an initial public offering of the IPO Common Stock prior to, and not in connection with, the exercise of the Option, then the aggregate Purchase Price shall be: (i) adjusted to 6.5 times Jillian's Boston's trailing 12-month EBITDA, valued on a debt-free basis, if the Fair Market Value (as defined below) of such stock, as of the date of exercise of the Option, is at least
10.0 times the issuer's prospective 12-month EBITDA as reflected in the latest issuer budget approved by the issuer's board of directors and less than 11.0 times the issuer's prospective 12-month EBITDA as reflected in the latest issuer budget approved by the issuer's board of directors or (ii) adjusted to
7.0 times Jillian's Boston's trailing 12-month EBITDA, valued on a debt-free basis, if the Fair Market Value of such stock, as of the date of exercise of the Option, is at least 11.0 times the issuer's prospective 12-month EBITDA as reflected in the latest issuer budget approved by the issuer's board of directors.



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                           (c)        In the event that Grantee exercises
the Option prior to the occurrence of an initial public offering of the IPO Common Stock, Grantee shall promptly pay, upon completion of any such initial public offering prior to July 1, 2001, such additional consideration as would have been owed had such initial public offering occurred in connection with the exercise by Grantee of the Option and the aggregate Purchase Price had been adjusted pursuant to the terms of Section 1(b).

                     "EBITDA" shall mean, with respect to any fiscal year of Jillian's Boston, Jillian's Boston's operating earnings for such fiscal year, before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles consistently applied and excluding all non-recurring income items.

                     The "Fair Market Value" of shares of IPO Common Stock as of a given date shall mean the average of the closing prices of such shares on the Nasdaq National Market (or such other market or exchange on which such shares are listed) over the twenty trading days ending on and including the trading day prior to such date or, if such shares are not so listed, shall be as determined in good faith by the Board of Directors of Holdings.

                     2. Exercise of Option. Grantee may exercise the Option, in whole but not in part, at any time and from time to time, upon written notice (an "Exercise Notice") given between July 1, 1999 and June 30, 2001, inclusive; provided, that the Option will be exercisable upon the giving of an Exercise Notice between January 1, 1999 and December 31, 2000, inclusive, if (i) prior to such exercise there has been an initial public offering of the IPO Common Stock or (ii) such exercise is in connection with an initial public offering of the IPO Common Stock (any such period during which the Option is exercisable is hereinafter referred to as the "Exercise Period"). Notwithstanding anything in this Agreement to the contrary, Grantee may give an Exercise Notice up to 60 days prior to July 1, 1999 or January 1, 1999, as the case may be, provided that the Closing Date (as defined below) shall not occur prior to July 1, 1999 or January 1, 1999, as the case may be. The Option shall terminate and be of no further force and effect upon the expiration of the Exercise Period. Notwithstanding anything in this Agreement to the contrary, in the event that the Option

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cannot be exercised on any day during the Exercise Period because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Exercise Period shall be extended so that the Option shall expire no earlier than on the 60th day after such injunction, order or restraint shall have been dissolved or shall have become permanent and no longer subject to appeal.

                     3. Payment and Delivery of Option Shares. (a) Immediately following the giving of an Exercise Notice pursuant to Section 2, the parties hereto will negotiate a definitive purchase and sale agreement (the "Purchase and Sale Agreement") and such other documentation reasonably necessary in connection with the Transfer (as defined below) of the Option Shares ("Other Documentation"). Each of the parties hereto agrees to negotiate the terms of the Purchase and Sale Agreement and the Other Documentation in good faith and to take all other actions reasonably necessary to consummate the Transfer of the Option Shares as promptly as practicable following the giving of the Exercise Notice, which Transfer will in no event occur more than 60 days following the giving of such notice (unless delayed by Grantee) (the date on which such Transfer occurs is hereinafter referred to as the "Closing Date"). The Purchase and Sale Agreement will contain provisions customary in such transactions including, without limitation, representations and warranties by each of the Grantors and Jillian's Boston substantially similar to the representations and warranties given by Grantee in Article II of the Merger Agreement.

                           (b)     Pursuant to the Purchase and Sale
Agreement, on the Closing Date, simultaneously with the delivery of the aggregate Purchase Price by Grantee, each Grantor shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased from such Grantor duly endorsed in blank, or accompanied by appropriate stock powers duly executed in blank, in proper form for transfer and with all requisite stock transfer stamps, if any, attached or provided for, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

                           (c)     Each of the Grantors hereby agrees that,
prior to the Closing Date, such Grantor will take all actions reasonably necessary to eliminate from the

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Articles of Organization and the By-Laws of Jillian's Boston any and all
restrictions or limitations on the Transfer of the Option Shares. Jillian's Boston hereby agrees to cooperate fully with each of the Grantors in the elimination of any such restrictions or limitations.

                           (d)     Notwithstanding anything in this Section 3 to
the contrary or the giving an Exercise Notice pursuant to Section 2, Grantee will have no obligation to execute the Purchase and Sale Agreement or to purchase the Option Shares; provided, however, that Grantee's right to purchase the Option Shares pursuant to an Exercise Notice given prior to the expiration of the Exercise Period shall terminate 60 days following the expiration of the Exercise Period.

                     4. Representations and Warranties of the Grantors and Jillian's Boston. Each of the Grantors and Jillian's Boston hereby jointly and severally represents and warrants to Grantee as follows, except that only the Grantors represent and warrant with respect to Section 4(e):

                           (a)        Organization of Jillian's Boston.
Jillian's Boston is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted. Except as set forth in Section 4(a) of Schedule 2 hereto, Jillian's Boston does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                           (b)        Capital Structure.  The authorized
capital stock of Jillian's Boston consists of [15,000] shares of common stock, no par value ("Common Stock"). As of the date of this Agreement, (i) [ ] shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) [ ] shares of Common Stock are reserved for future issuance pursuant to outstanding stock options and (iii) [ ] shares of Common Stock are reserved for future issuance pursuant to outstanding war-


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rants. Except as set forth in this Section 4(b), there are no equity securities of any class of Jillian's Boston or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4(b), there are no options, warrants, calls, rights, commitments or agreements of any character to which Jillian's Boston or such Grantor is a party, or by which Jillian's Boston or such Grantor is bound, obligating Jillian's Boston or such Grantor to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of Jillian's Boston or obligating Jillian's Boston or such Grantor to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. The information set forth on
Schedule 1 hereto is true and correct and the Option Shares, as set forth on
Schedule 1 hereto, represent all of the issued and outstanding equity securities of Jillian's Boston.

                           (c)     Authority; No Conflict; Required Filings and
Consents.

                           (i)     Such Grantor or Jillian's Boston has all
requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Grantor or Jillian's Boston. This Agreement has been duly and validly executed and delivered by such Grantor or Jillian's Boston and constitutes a valid and binding obligation of such Grantor or Jillian's Boston, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                           (ii)    Except as set forth in Section 4(c)(ii) of
Schedule 2 hereto, the execution and delivery by such Grantor or Jillian's Boston of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation or breach of any provision of the Arti-


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cles of Organization, as amended, or the By-laws, of Jillian's Boston, or the organizational documents of such Grantor if such Grantor is not a natural person, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Jillian's Boston or such Grantor is a party or by which Jillian's Boston or such Grantor or any of Jillian's Boston's or such Grantor's properties or assets may be bound, or (C) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Jillian's Boston or such Grantor or any of Jillian's Boston's or such Grantor's properties or assets, except in the case of clause (B) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have a material adverse effect on Jillian's Boston or impair the ability of Jillian's Boston or such Grantor to consummate the transactions contemplated by this Agreement.

                           (iii)  No consent, approval, order or
authorization of, or registration, declaration or filing with (collectively, "Consents") any person, including, without limitation, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by or with respect to Jillian's Boston or such Grantor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (if applicable), Consents relating to any liquor licenses held by Jillian's Boston or such Grantor and such other Consents (other than those of a Governmental Entity) which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Jillian's Boston or impair the ability of Jillian's Boston or such Grantor to consummate the transactions contemplated by this Agreement.


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                           (d)        Litigation.  Except as set forth in
Section 4(d) of Schedule 2 hereto, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the best knowledge of Jillian's Boston or such Grantor, threatened against Jillian's Boston or such Grantor which would have or result in a material adverse effect on Jillian's Boston or impair the ability of Jillian's Boston or such Grantor to consummate the transactions contemplated by this Agreement, nor has Jillian's Boston or such Grantor received notice of any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Jillian's Boston or such Grantor having, or which is reasonably likely to have, a material adverse effect on Jillian's Boston. Jillian's Boston is not in violation of any term of any judgment, decree, injunction or order outstanding against it of which it has received notice.

                           (e)        Title to Option Shares.  Except as set
forth in Section 4(e) of Schedule 2 hereto, such Grantor has good, valid and marketable title to the Option Shares set forth opposite such Grantor's name on
Schedule 1 hereto, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature, and upon exercise of the Option in accordance with the terms of this Agreement, Grantee will acquire good, valid and marketable title to such Option Shares, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature.

                     5.    Conduct of Business; Restrictions on the
Issuance of Securities. (a) From and after the date hereof and until the expiration of the Exercise Period (except to the extent that Grantee shall otherwise consent in writing), Jillian's Boston will, and each of the Grantors will use its best efforts to ensure that Jillian's Boston does, carry on its business in the usual, regular and ordinary course as a billiard club or entertainment facility that primarily features billiards or other indoor games.

                     (b) From and after the date hereof and until the expiration of the Exercise Period, Jillian's Boston will not, and each of the Grantors will use its best efforts to ensure that Jillian's Boston does not, offer, sell, contract to sell, issue or otherwise dispose of (i)


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any shares of Common Stock or other equity securities of Jillian's Boston, (ii)
any securities convertible into or exchangeable for equity securities of Jillian's Boston or (iii) warrants or other rights to purchase any equity securities of Jillian's Boston, without the prior written consent of Grantee. From and after the date hereof and until the expiration of the Exercise Period, Jillian's Boston will not, and each of the Grantors will use its best efforts to ensure that Jillian's Boston does not, enter into any transaction involving
(i) a merger or consolidation of Jillian's Boston or any affiliate thereof,
(ii) a sale of all or substantially all of the assets of Jillian's Boston,
(iii) a change in ownership or control of Jillian's Boston, or engage in any other transaction having substantially similar effects, without the prior written consent of Grantee.

                     6. Restrictions on Transfer. Each of the Grantors hereby agrees that, from and after the date hereof and until the expiration of the Exercise Period, it will not, other than pursuant to the exercise of the Option or pursuant to a Permitted Transfer (as defined below), transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value ("Transfer"), any Option Shares owned, directly or indirectly, by such Grantor. A "Permitted Transfer" shall mean a Transfer of Option Shares by any Grantor who is a natural person to such Grantor's spouse, children, grandchildren, parents or siblings or a trust for the benefit of any of them, provided that such Option Shares remain subject to all of the terms and provisions of this Agreement as if the transferee of such Option Shares were a Grantor hereunder.

                     7.    Right of First Refusal on Sale of Equity Securities.
(a) In the event that any Grantor, following the expiration of the Exercise Period, desires to Transfer any Equity Securities (as defined below), owned, directly or indirectly, by such Grantor to any person other than pursuant to a Permitted Transfer, such Grantor (the "Offering Grantor") will (unless it is a condition precedent to such Transfer that Jillian's Boston cease to operate under the name "Jillian's" and that the License Agreement be terminated) notify Grantee in writing (the


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"Notification") of such Grantor's intention to do so, specifying the number of shares of Equity Securities proposed to be transferred (the "Offered Shares"), the name of the person or persons to whom such Grantor proposes to Transfer the Offered Shares (or if no particular purchaser is identified, then the general class of persons to whom such Grantor proposes to Transfer the Offered Shares), and a price per share which shall be the minimum price at which such Grantor proposes to effect the Transfer (the "Minimum Price"). The Notification shall contain an affirmation by the Offering Grantor that such Grantor has a reasonable expectation of being able to effect the proposed Transfer at the Minimum Price and to such person or persons (or class of persons) and shall recite the basis for such expectation. The Notification shall offer to sell to Grantee all, but not less than all, of the Offered Shares, free and clear of any liens or encumbrances, at the Minimum Price and on such other terms and conditions, if any, not less favorable to Grantee than those proposed to be offered to such other person or persons (or class of persons). In the event that all or any part of the consideration for the proposed Transfer shall be other than cash, the Minimum Price shall include the fair value of such consideration, including the fair value of any promissory notes of the prospective purchaser (taking into account, among other matters, the terms of the notes and the creditworthiness of the prospective purchaser). "Equity Securities" shall mean the Common Stock and any other common or preferred stock of Jillian's Boston or option, warrant or other security convertible into, or exercisable or exchangeable for, common or preferred stock of Jillian's Boston.

                           (b)       Grantee shall act upon the offer of the
Offering Grantor by giving written notice (the "Grantee's Notice") to the Offering Grantor setting forth Grantee's intention as to the Offered Shares. The Grantee's Notice shall be given as soon as practicable after receipt of the Notification, and in all events within 30 days after such receipt (the "Acceptance Period"). If a Grantee's Notice is not given within the Acceptance Period, Grantee shall be deemed to have elected not to purchase the Offered Shares.

                           (c)        In the event that Grantee shall elect
to purchase or acquire all of the Offered Shares, written notice to the Offering Grantor of such election to pur-

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chase or so acquire all of the Offered Shares shall, when taken in conjunction with the Notification, be deemed to constitute a valid and legally binding purchase and sale agreement. The closing of the purchase and sale of Offered Shares shall take place at the principal executive offices of Grantee at such time and on such date within 60 days following the expiration of the Acceptance Period as shall be agreed upon by Grantee and the Offering Grantor, at which time the Offering Grantor shall deliver the certificate or certificates representing the Offered Shares so sold against the Offering Grantor's receipt of payment of the Minimum Price in cash (by certified check, bank cashier's check or wire transfer); provided, however, that if the Minimum Price consists in whole or in part of promissory notes or property other than cash, Grantor shall have the option of giving promissory notes or property other than cash of like tenor or cash in an amount equal to the fair value of such promissory notes and such property other than cash.

                    8. Right of First Refusal on the Sale of Jillian's Boston. In the event that Jillian's Boston, following the expiration of the Exercise Period, desires to enter into any transaction with a third party involving (i) a merger or consolidation of Jillian's Boston or any affiliate thereof, (ii) a sale of all or substantially all of the assets of Jillian's Boston, (iii) a change in ownership or control of Jillian's Boston, or to engage in any other transaction having substantially similar effects, Jillian's Boston will (unless it is a condition precedent to the consummation of such transaction that Jillian's Boston cease to operate under the name "Jillian's" and that the License Agreement be terminated) notify Grantee in writing of Jillian's Boston's intention and shall offer Grantee the opportunity to enter into a similar transaction with Jillian's Boston on terms and conditions no less favorable to Grantee than those offered to the proposed third party. The notice shall contain an affirmation by Jillian's Boston that Jillian's Boston has a reasonable expectation of being able to effect the proposed transaction on the terms and conditions set forth in the notice and shall recite the basis for such expectation. The procedures set forth in Section 7 with respect to the right of first refusal on sales by the Grantors of Equity Securities shall apply to the right of first refusal granted in this Section 8, with such modifications as the parties mutually agree are

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necessary given the nature of any transaction proposed pursuant to this Section
8.

                     9. Access to Information. Beginning 60 days prior to the Exercise Period and during the Exercise Period, notwithstanding any injunction, order or similar restraint issued by a court of competent jurisdiction restraining the exercise of the Option, upon the reasonable request of Grantee, Jillian's Boston will, and each of the Grantors will use its best efforts to ensure that Jillian's Boston does, provide Grantee with reasonable access to Jillian's Boston and to officers, directors, employees, files, reports, statements and other documents (financial or otherwise) of Jillian's Boston that Grantee, in the exercise of its reasonable judgement, deems necessary in conjunction with the exercise of the Option. Grantee agrees to use information revealed as a result of such investigations solely in conjunction with the possible exercise of the Option and will hold such information confidential, in keeping with the practices and procedures Grantee applies in connection with its own internal confidential information. The parties hereby agree that the foregoing provisions of this Section 9 will also apply following the expiration of the Exercise Period to Grantee's reasonable requests for information in conjunction with Grantee's exercise of the rights of first refusal set forth in Sections 7 and 8.

                     10. Non-Competition; Non-Solicitation. Jillian's Boston and each of the Grantors hereby agrees that:

                           (a)        From and after the date hereof and so
long as Steven L. Foster is prohibited from competing with Grantee pursuant to the terms of his employment agreement with Grantee dated the date hereof (the "Prohibition Period"), Jillian's Boston or such Grantor will not, directly or indirectly, own, operate or invest in any billiard club or entertainment facility that primarily features billiards or other games, including an entertainment facility that includes a restaurant but not a facility that is primarily a restaurant, bar or nightclub; provided, however, that activities relating to (i) the business of Jillian's Billiard Club (the "Boston Club"), currently located at 145 Ipswich Street, Boston, Massachusetts or (ii) the business of the Boston Club at such other location, within a two mile radius of its current location, to which the Boston Club may be re-


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quired to move, in either case, shall not constitute a violation of this
Section 10(a).

                           (b)   During the Prohibition Period, Jillian's
Boston or such Grantor will not, directly or indirectly, hire, recruit, solicit, entice or in any other manner persuade or attempt to persuade any employee, independent contractor, dealer, supplier, client or customer of Grantee or any of its subsidiaries to discontinue his or her position or relationship or violate any agreement with Grantee or any of its subsidiaries as employee, independent contractor, dealer, supplier, client or customer, respectively, except with the prior written consent of the Board of Directors of Holdings, which consent shall be given at the sole discretion of such Board of Directors.

                           (c)   Jillian's Boston and such Grantor will,
in the event that Grantee acquires all or substantially all of the equity of Jillian's Boston pursuant to the exercise of the Option or the rights of first refusal set forth in Sections 7 and 8, enter into non-competition and non-solicitation agreements which contain provisions substantially similar to those set forth in Sections 10(a) and 10(b) above (except that such non-competition provisions will only prohibit competition in the City of Boston, Massachusetts) and which expire on the fourth anniversary of such acquisition by Grantee.

                     11. Termination; Effect of Termination. (a) This Agreement will terminate and be of no further force and effect:

                           (i)   upon the mutual written consent of the parties
hereto;

                           (ii)  upon exercise in full by Grantee of the Option;

                           (iii) upon termination of the License Agreement in
accordance with its terms, provided that the Exercise Period has expired; or

                           (iv)  upon termination of the Merger
Agreement in accordance with its terms.

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                           (b)  Upon termination of this Agreement pursuant
to Section 11(a) this Agreement shall immediately become void and there shall be no liability on the part of Grantee, Jillian's Boston or the Grantors in respect hereof, except for breaches of the representations, warranties and covenants contained in this Agreement that occur prior to such termination.

                     12. Miscellaneous. (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                           (b)  Definitions.  For purposes of this Agreement:

                           (i)  "business day" shall mean any day which is
not a Saturday, Sunday or legal holiday in The Commonwealth of Massachusetts;
and

                           (ii) "affiliate" shall have the meaning
set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                           (c)  Waiver and Amendment.  Any provision
of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                           (d)  Entire Agreement; No Third-Party Beneficiary;
Severability. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain


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in full force and effect and shall in no way be affected, impaired or invalidated.

                           (e)        Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to any applicable conflicts of law rules.

                           (f)        Descriptive Headings.  The descriptive
headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                           (g)        Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     If to Grantee to:

                           Jillian's Entertainment Corporation
                           727 Atlantic Avenue, Suite 600
                           Boston, Massachusetts  02111
                           Attention:  Daniel M. Smith

                     with a copy to:

                           J.W. Childs Associates, L.P.
                           One Federal Street, 21st Floor
                           Boston, Massachusetts  02110
                           Attention:  Glenn A. Hopkins

                     If to Grantors or Jillian's Boston to:

                           Jillian's Billiard Club, Inc.
                           145 Ipswich Street
                           Boston, Massachusetts  02215
                           Attention:  Steven L. Foster and
                           Kevin Troy

                           (h)        Counterparts.  This Agreement and any
amendments hereto may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when each counterpart has been signed, it being understood that the parties need not sign the same counterpart.

                           (i)        Assignment.  Neither this Agreement nor
any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that this Agreement may be assigned by Grantee, without the consent of the other parties, to any person or entity that acquires all or substantially all of the equity of Grantee (through a merger, sale of assets, stock purchase or otherwise). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the provisions hereof.

                           (j)       Further Assurances.  In the event of any
exercise of the Option or the rights of first refusal set forth in Sections 7 and 8, each of the Grantors, Jillian's Boston and Grantee shall execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                           (k)        Specific Performance.  The parties hereto
agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                           (l)        Effective Time.  Notwithstanding
anything in this Agreement to the contrary, this Agreement shall not be binding and effective until the Effective Time, except that the provisions of Section 5,

Section 6 and Section 10 shall be binding and effective as of the date hereof.

                     IN WITNESS WHEREOF, the parties hereto have signed this Option Agreement under seal, all as of the day and year first written above.


                                  JILLIAN'S BILLIARD CLUB, INC.



                                  By:
                                     ------------------------------
                                     Name:  Steven L. Foster
                                     Title:


                                  JILLIAN'S ENTERTAINMENT
                                  CORPORATION



                                  By:
                                     ------------------------------
                                     Name:  Daniel M. Smith
                                     Title: President and Chief
                                             Operating Officer



                                  ---------------------------------
                                  Steven L. Foster



                                  ---------------------------------
                                  Kevin Troy



                                  THE FOSTER FAMILY TRUST



                                  By:
                                     ------------------------------
                                     Name:
                                     Title:

                                   Schedule 1


                           Schedule of Option Shares



Shareholder                                                       Option Shares

Steven L. Foster

The Foster Family Trust

Kevin Troy

                                   Schedule 2


                              Disclosure Schedule

Section 4(a)

[     ]


Section 4(c)(ii)

[     ]


Section 4(d)

[     ]


Section 4(e)

[     ]




                                       20